Exhibit 3.1

FIRST AMENDMENT TO THE AMENDED AND RESTATED

BYLAWS OF AYRO, INC.

Pursuant to Article VIII of the Amended and Restated Certificate of Incorporation, as amended, of AYRO, Inc., a Delaware corporation (the “Corporation”), Article X of the Amended and Restated Bylaws (the “Bylaws”) of the Corporation, and Section 109 of the General Corporation Law of the State of Delaware, on the date hereof, the Bylaws of the Corporation are hereby amended as follows:

Section 3.7 of Article III (Directors) is hereby deleted in its entirety and replace with the following Bylaw:

“Section 3.7 Special Meetings; Notice. Special meetings of the board of directors for any purpose or purposes may be called at any time by the chairperson of the board of directors, if there be one, the chief executive officer, if there be one, the president, the secretary or a majority of the authorized number of directors, at such times and places as he or she or they shall designate.

Notice of the time and place of special meetings shall be:

(i)	delivered personally by hand, by courier or by telephone;

(ii)	sent by United States first-class mail, postage prepaid;

(iii)	sent by facsimile;

(iv)	sent by electronic mail; or

(v)	sent by any reasonable method requested by an individual director,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile, (iii) sent by electronic mail, or (iv) sent by any reasonable method that such individual director requests, it shall be delivered or sent at least twenty-four (24) hours before the time of the holding of the meeting, except that for matters outside the ordinary course of business, notice shall be delivered or sent at least one (1) hour before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice may be communicated to the director. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.”

IN WITNESS WHEREOF, this First Amendment to the Amended and Restated Bylaws of AYRO, Inc. is executed on July 7, 2020.